EXHIBIT 10.194

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent professional adviser duly authorised under the Financial Services Act 1986.

Companies Form No.  429(4)
Notice to non-assenting shareholders

Pursuant to Section 429(4) of the Companies Act 1985 as inserted by Schedule 12 to the Financial Services Act 1986

To:






Recommended cash offers ("the Offers") were made on 1 June 2000 by N M Rothschild & Sons Limited on behalf of Catalina International PLC ("the Offeror") for all the ordinary shares of 50p each and all the convertible preference shares of 25p each in Ring PLC ("the Company"). On 5 July 2000 the Offers were declared unconditional in all respects.

The Offeror has, within four months of making the Ordinary Offer, acquired or contracted to acquire not less than nine-tenths in value of the ordinary shares to which the Ordinary Offer relates. The Offeror gives notice that it now intends to exercise its right under section 429 of the Companies Act 1985 to acquire ordinary shares held by shareholders of the Company who have not yet accepted the Ordinary Offer.

The terms of the Offer are set out in the Offer Document dated 1 June 2000. The Offers will remain open for acceptance until further notice.

The terms of the Offer are:

For every ordinary share                        50p in cash

Further details of the Offer can be found in the Offer Document.

Words or phrases used in this Notice but not defined herein shall, unless the context otherwise requires, have the meanings ascribed to them in the Offer Document.

If you do nothing and do not make application to the Court (see below) the Offeror will acquire your shares on the following terms:

For every ordinary share                        50p in cash

Settlement will be made within 14 days following the expiry of the six-week period from the date of the Notice.

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If you return the Form of Acceptance sent to you with the Offer Document and accept the Ordinary Offer, settlement will be made within 14 days of such acceptance.

NOTE You are entitled under section 430C of the Companies Act 1985 to make an application in the court within six weeks of the date of this Notice for an order either that the Offer shall not be entitled and bound to acquire your shares or that different terms to those of the Ordinary Offer shall apply to the acquisition. If you are contemplating such action you may wish to seek legal advice.

Signed

/S/ THOMAS BLUTH
---------------------------------
Director/Secretary
Catalina International PLC                                     Dated 5 July 2000

If you have not received a copy of the Offer Document or the accompanying Form of Acceptance, or you require any further information in respect of the above notice, please contact the New Issues Department, IRG plc, PO Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH (Telephone: 0208 639
2141).